Exhibit 99.1

Digital Homeownership Platform Better to Become a Publicly-Listed Company via Merger with Aurora Acquisition Corp.; Company is Redefining the Homeownership Experience

In 2020, Better funded $24.2 billion in volume and 490% year-over-year growth from 2019

SoftBank commits to invest $1.5 billion via PIPE investment, of which $200 million will be subscribed by Aurora’s Sponsor, Novator Capital

Aurora Acquisition shareholder redemptions to be fully backstopped by Novator Capital

Transaction values Better at approximately $6.9 Billion pre-money equity value and anticipated that transaction will provide Better with $778 million of primary proceeds for continued expansion

Vishal Garg and existing Better management to continue leading Better

Aurora Acquisition CIO Prabhu Narasimhan to Join Board of Directors

NEW YORK—May 11th, 2021―Better HoldCo, Inc.(“Better” or the “Company”), one of the fastest-growing digital homeownership platforms in the U.S., and Aurora Acquisition Corp. (NASDAQ: AURC) (“Aurora”), a special purpose acquisition company, which closed its initial public offering on March 8, 2021, today announced that they have entered into a definitive merger agreement that will transform Better into a publicly-listed company. The transaction reflects an implied equity value for Better of approximately $6.9 billion and a post-money equity value of approximately $7.7 billion.

Better, a fully digital homeownership platform, offers mortgage, real estate, title, and homeowners insurance products all through one intuitive online platform. Since its founding in 2016, Better has digitized the mortgage process, eliminated origination fees and commissions, empowering its clients throughout their homeownership journey. Customers can find a rate in as little as three seconds, get approved in as little as three minutes, lock in rates in as little as 15 minutes, and close their loans in as little as two weeks. From getting pre-approved for a mortgage and hiring a realtor, to securing title insurance, Better provides customers a cheap, quick, and intuitive online home financing experience. A meaningful portion of funds from this transaction will be used to fuel growth in current and adjacent businesses and to continue improving the customer experience. Additional proceeds will be used to cash-out shares from existing Better investors.

Better Investment Highlights

•	Fast-growing homeownership platform, with over $24.2 billion funded loan volume and 490% year-over-year growth from 2019; $7.7B in title insurance placed, 855% growth from 2019, $1.4B in homeowners insurance placed 300% growth from 2019, and $691M in real estate transaction volume 471% growth from 2019;

•	Better’s proprietary, data-driven technology platform, called Tinman, underpins Better’s efficient, low-cost model, allows Better to offer customers lower rates;

•	Labor cost is 57% lower than MBA industry average, demonstrating our tech-driven efficiency;

•	2020 Adjusted 2020 EBITDA of $281.1M;

•	An experienced management team led by founder and CEO Vishal Garg, with a proven record in consumer lending and fintech; CFO Kevin Ryan, with over 20 years of experience in financial services investment banking; CTU Diane Yu, with two decades experience in technical architecture and engineering; CCO Paula Tuffin, with over two decades experience in the law including at the Consumer Financial Protection Bureau; Head of Sales and Operations Sarah Pierce, overseeing thousands of Better team members across sales and operations;

•	A highly efficient team, who close an average of 16.2 loans per month, compared to 7.1 for the MBA industry average;

•	Currently licensed to operate in 47 states and the District of Columbia;

•	Industry leading partnerships on private label and co-branded basis for some of the best brands in financial services, American Express, Ally Financial and Progressive Insurance;

•	An award-winning product, most recently named among Nerdwallet’s Best Mortgage Refinance Companies of 2021, LinkedIn’s Top Startup of 2020 and a CNBC Disruptor 50: as well as being rated among the best mortgage refinance lenders by Forbes;

As part of this transaction, SB Management Limited, a subsidiary of  SoftBank Group Corp.,(“SoftBank”) will participate by committing to a $1.5 billion private investment in public equity (“PIPE”) upon closing of the transaction.  Aurora’s sponsor, Novator Capital (“NC” or “Aurora’s Sponsor”) will invest $200 million through the PIPE, by taking up a portion of SoftBank’s commitment, and also has committed to backstop any redemptions by Aurora shareholders of funds in its trust account, substantially increasing transaction completion certainty. Also participating in the PIPE is current Better investor, Activant Capital. Subject to customary closing conditions, the transaction is expected to close in the fourth quarter of 2021.

“This transaction is the beginning of an amazing new chapter in Better’s history,” said Founder and CEO Vishal Garg. “This transaction provides investment capital to accelerate Better’s growth and support our mission to make homeownership simpler, faster, more affordable and more accessible for all Americans, and eventually everyone else. This all got started because I wanted a place for my kids to call home. And through this journey I have only grown more confident in my belief that every child on this planet deserves a place they can call home, a place where they can dream, a place where they can invite their friends to play, a place they can count on to be there when they have a bad day, and one they can come back to when something like COVID happens and they just don’t want to be alone. Everyone deserves a home, and we’re not going to stop until we make it possible for everyone to not just dream of a home, but to have one. Now, every one of our customers and partners and friends will be able to participate in our growth and our mission. Together, we will make home better.”

Thor Björgólfsson, Chairman of Aurora Acquisition Corp. said: “We are pleased to partner with Better, an emerging market leader with proven executive management led by Vishal, an attractive business model and a highly scalable digital platform.”

Prabhu Narasimhan, Chief Investment Officer of Aurora, who will join the combined Company’s Board of Directors, added: “Our Chief Executive Officer, Arnaud Massenet and I, are proud to have identified such an innovative and industry disruptive company to combine with.  We firmly believe that Better will create substantial long term value for shareholders and will leverage its significant technology to lead the industry into the future.”

Transaction Overview

The transaction has been approved by the Boards of Directors of both Better and Aurora. It is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions, including the approval of shareholders of Aurora and the stockholders of Better and certain regulatory approvals.

Under the terms of the proposed transaction, Aurora will combine with Better, and Better will become a publicly-traded company. The transaction reflects an implied post-money equity value for Better of approximately $7.7 billion.

Of the total consideration to existing stockholders of Better, $950 million will be paid in cash and the remainder in stock of the new Better. Existing Better shareholders can elect to receive cash or stock, subject to proration depending on whether cash elections are above or below $950 million. Certain existing holders have committed to elect cash for at least a portion of their shares, while others holders, including Vishal Garg, have committed to only elect stock consideration.

After payment of the $950 million cash consideration, the remaining transaction proceeds, after paying expenses related to the transactions, of approximately $778 million will be used for general corporate purposes.

Aurora, Aurora’s Sponsor and Better are committed to the customers of Better. Accordingly, Aurora’s Sponsor and Better have agreed that Aurora’s Sponsor will voluntarily forfeit 50% of its private placement warrants and modify the remaining 50% to be redeemable at $18.00 per share. Aurora’s sponsor also has agreed that 20% of its founder shares will be subject to price-based vesting.  Major stockholders, members of Better’s Board of Directors, and key executives of Better have agreed to enter into lock-up agreements as well.

Additional information about the proposed transaction, including an investor presentation, has been provided in a Current Report on Form 8-K filed by Aurora today with the Securities and Exchange Commission (“SEC”) and available at: www.sec.gov.

Advisors

BofA Securities is acting as financial advisor to Better. Barclays is acting as financial advisor to Aurora.

Sullivan & Cromwell LLP is acting as legal counsel to Better. Baker McKenzie LLP and Ropes & Gray LLP are acting as legal counsel to Aurora.

Presentation Webcast

A webcast presentation hosted by the Management of Better and Aurora Acquisition can be found at http://public.viavid.com/index.php?id=144937 and can also be accessed at Aurora’s website https://aurora-acquisition.com.

About Better

Founded in 2016, Better is a digital-first homeownership company whose services included mortgage, real estate, title, and homeowners insurance. From its founding in 2016 through 2020, Better funded $30.9B in home loans and provided over $7B in cumulative coverage through Better Cover and Better Settlement Services, the insurance divisions of Better. Better has raised over $400M in equity capital since inception. The company was ranked #15 on CNBC’s Disruptor 50 2020 list, as well as being listed to Forbes FinTech 50 for 2020. For more information, follow @betterdotcom.

About Aurora Acquisition Corp.

Aurora Acquisition Corp. is a newly formed blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is led by Thor Björgólfsson as its Chairman, Arnaud Massenet as its Chief Executive Officer, and Prabhu Narasimhan as its Chief Investment Officer.

Through its philosophy of “founders investing in Founders”, Aurora looks to empower strong management teams and make long term investments in companies poised for sustained success.  Aurora is sponsored by Novator Capital. Additional information regarding Aurora Capital may be found at: https://aurora-acquisition.com/.

Important Information for Investors and Shareholders

This release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Aurora intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Aurora, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Aurora shareholders. Aurora also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Aurora are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction. Neither the SEC nor any securities commission or any other U.S. or non-U.S. jurisdiction has approved or disapproved of the business combination or information included herein.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Aurora through the website maintained by the SEC at www.sec.gov. The documents filed by Aurora with the SEC also may be obtained free of charge at Aurora’s website at https://aurora-acquisition.com/ or upon written request to Aurora Acquisition Corp., 20 North Audley Street, London W1K 6LX, United Kingdom, Attention: Arnaud Massenet, Chief Executive Officer, +44 (0)20 3931 9785.

Participants in the Solicitation

Aurora and its directors and executive officers may be deemed participants in the solicitation of proxies from Aurora’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Aurora is contained in Aurora’s registration statement on Form S-1, which was initially filed with the SEC on February 12, 2021, and is available free of charge at the SEC’s web site at sec.gov, or by directing a request to Aurora Acquisition Corp., 20 North Audley Street, London W1K 6LX, United Kingdom, Attention: Arnaud Massenet, Chief Executive Officer, +44 (0)20 3931 9785. Additional information regarding the interests of such participants will be contained in the Registration Statement when available.

Better and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Aurora in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the Registration Statement when available.

Forwarding Looking Statements

This release on Form 8-K only speaks at the date hereof and contains, and related discussions may contain, “forward-looking statements” within the meaning of U.S. federal securities laws. These statements include descriptions regarding the intent, belief, estimates, assumptions or current expectations of Aurora, Better or their respective officers with respect to the consolidated results of operations and financial condition, future events and plans of Aurora and Better. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology. Forward-looking statements are typically identified by words such as “expect”, “believe”, “foresee”, “anticipate”, “intend”, “estimate”, “goal”, “strategy”, “plan”, “target” and “project” or conditional verbs such as “will”, “may”, “should”, “could” or “would” or the negative of these terms, although not all forward-looking statements contain these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs, estimates and projections, and various assumptions, many of which are inherently uncertain and beyond Aurora’s and Better’s control. Such expectations, beliefs, estimates and projections are expressed in good faith, and management believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will be achieved, and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. We are experiencing significant changes within the mortgage lending and servicing ecosystem which have magnified such uncertainties. In the past, actual results have differed from those suggested by forward-looking statements and this may happen again.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, Better’s performance, capabilities, strategy, and outlook; our expectations regarding the sustainability of Better’s rapid growth and its ability to manage its growth effectively; the demand for Better’s solutions and products and services, including the size of Better’s addressable market, market share, and market trends; our ability to operate under and maintain Better’s business model; Better’s ability to develop and protect its brand; our expectations regarding financial performance including Better’s operational and financial targets; our estimates regarding expenses, future revenue, capital requirements and Better’s need for additional financing; the degree of business and financial risk associated with certain of Better’s loans; the high volatility in, or any inaccuracies in the estimates of, the value of Better’s assets; any changes in macro-economic conditions and in U.S. residential real estate market conditions, including changes in prevailing interest rates or monetary policies and the effects of the ongoing COVID-19 pandemic; our expectations regarding the impact of the COVID-19 pandemic on Better’s business including on the volume of consumers refinancing existing loans, Better’s ability to produce loans, liquidity and employees; Better’s competitive position; Better’s ability to improve and expand its information technology and financial infrastructure, security and compliance requirements and operating and administrative systems; Better’s future investments in its technology and operations; Better’s intellectual property position, including its ability to maintain, protect and enhance Better’s intellectual property; the need to hire additional personnel and Better’s ability to attract and retain such personnel; Better’s ability to obtain additional capital and maintain cash flow or obtain adequate financing or financing on terms satisfactory to us; the effects of Better’s existing and future indebtedness on its liquidity and Better’s ability to operate our business; our expectations concerning relationships with third parties; Better’s plans to adopt the secured overnight financing rate (“SOFR”); the impact of laws and regulations and Better’s ability to comply with such laws and regulations including laws and regulations relating to fair lending, real estate brokerage matters, title and settlement services, consumer protection, advertising, tax, title insurance, loan production and servicing activities, data privacy, and anti-corruption; any changes in certain U.S. government-sponsored entities and government agencies, including Fannie Mae, Freddie Mac, Ginnie Mae and the FHA; our expectations regarding the period during which we will qualify as an emerging growth company under the JOBS Act; the increased expenses associated with being a public company; and Better’s anticipated use of existing resources and the proceeds from the business combination.

There may be other risks not presently known to us or that we presently believe are not material that could also cause actual results to differ materially. Analysis and opinions contained in this release may be based on assumptions that, if altered, can change the analysis or opinions expressed. In light of the significant uncertainties inherent in the forward-looking statements included in this report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this report will be achieved, and you are cautioned not to place substantial weight or undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date they are made and, Aurora and Better each disclaims any obligation, except as required by law, to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures and Other Financial Metrics

This release includes a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”), namely, Adjusted EBITDA. This non-GAAP financial measure should not be considered in isolation and is not intended to be a substitute for any GAAP financial measure. This non-GAAP measures provides supplemental information that Better believes helps investors better understand its business, its business model and how Better analyzes its performance. Better also believe this non-GAAP financial measure improves investors’ and analysts’ ability to compare its results with those of our competitors and other similarly situated companies, which commonly disclose similar performance measures. However, calculation of Adjusted EBITDA may not be comparable to similarly titled performance measures presented by other companies. Further, although Better uses this non-GAAP measure to assess the financial performance of its business, this measure excludes certain substantial costs related to our business, and investors are cautioned not to use such measure as a substitute for financial results prepared according to GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, Better’s financial results prepared and presented in accordance with GAAP.

Use of Data

The data contained herein is derived from various internal and external sources we believe to be reliable. No representation is made as to the reasonableness of the assumptions within or the accuracy or completeness of any projections or modeling or any other information contained herein. Accordingly, any liability in respect of the information contained herein or in respect of this presentation (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. Any data on past performance or modeling contained herein is not an indication as to future performance, and each of Better and Aurora disclaims any obligation, except as required by law, to update or revise the information in this presentation, whether as a result of new information, future events or otherwise.